EXHIBIT 99.1






FOR IMMEDIATE RELEASE:                                            NEWS
August 8, 2000                            Nasdaq National Market-VARLE

           VARI-L COMPANY NAMES NEW CHIEF EXECUTIVE OFFICER AND
                          CHIEF FINANCIAL OFFICER

DENVER, Colorado -- Vari-L Company, Inc. (Nasdaq National Market - VARLE), a leading provider of advanced components for the wireless telecommunications industry, today announced that David G. Sherman has resigned as the Company's president and CEO. Sherman, who was elected president and CEO in June 1992, will be replaced by Pete Pappas, a principal of BBK, Ltd., a management consulting firm in Southfield, Michigan. Pappas will serve as the interim CEO while Vari-L's Board of Directors conducts a search for Sherman's successor. The Company also announced the appointment of William C. (Kriss) Andrews as the Company's interim chief financial officer.

Pappas, 55, has been active in corporate management and strategic business consulting for more than 30 years. He has served as the chief executive officer, chief operating officer and the chief financial officer for a number of companies and has performed such duties as negotiating with lenders, capital formation, and developing corporate budgets and strategic plans. Pappas has considerable experience working with companies in the high tech sector. He has served companies ranging in size from $1 million to over $50 billion in annual sales.

Andrews, 48, has 27 years of business experience, including a diversified background in financial and operations management, financial planning and analysis and quality. His experience includes working as the chief financial officer in public and private companies ranging in size from $100 million to $275 million.

Sherman, 55, will continue as a consultant to the Company, assisting in the management transition and Vari-L's customer support efforts. He has been continuously employed by Vari-L since 1987 in various capacities, including controller, vice president-finance, treasurer and assistant secretary. Sherman was previously employed by the Company from 1977 to 1979 as controller.

"The Board of Directors and I want to thank Dave for the tremendous service he provided the Company," said Chairman of the Board Joseph Kiser. "Dave was instrumental in opening our commercial and international markets, building an organization of talented employees and developing a base of operations for the future."

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, IBM, LGIC, Lockheed Martin, Lucent Technologies, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Raytheon, Samsung, Siemens and SpectraPoint.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, future economic conditions generally, as well as other factors.

                                    ###

                                 CONTACTS:
Vari-L Company, Inc.                  Pfeiffer Public Relations, Inc.
Pete Pappas, CEO                                         Jay Pfeiffer
303/371-1560                                             303/393-7044
                                                   jay@pfeifferpr.com